Exhibit 99.1

May 19, 2020

Dear Shareholder,

We hope you and your family are safe and well. We are navigating uncertain times as the COVID-19 pandemic continues to exhibit far-reaching impacts. While the Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”) portfolio will not escape the effects of the economic slowdown caused by COVID-19, we believe CCIT III is well-positioned to maintain strength through the storm. Our focus is on managing CCIT III effectively through this situation, and we will be communicating with shareholders regularly in the coming months regarding these key initiatives.

Recent Actions in Response to COVID-19
Liquidity & Financing
» CCIT III had a net leverage ratio of approximately 45.9% as of March 31, 2020 and benefitted from cash and available capacity on its revolving credit facility of approximately $6.6 million as of April 30, 2020.
» We are exploring strategic alternatives to position CCIT III to maximize value for shareholders.
Tenant Rent Collection & Support
» In April, CCIT III received 100% of base rent due from its tenants. We will work closely with tenants to address future needs for rent relief, if any, evaluating requests on a case-by-case basis.
» We moved rapidly to compile information on government assistance programs for tenants. Additionally, CIM is uniquely positioned to support tenants through its affiliate lender, which offers Paycheck Protection Program loans.
Cash Flow Management
» During this period of disruption, we will determine the timing and amount of distributions on a monthly instead of a quarterly basis, considering the monthly cash flow generated by CCIT III’s operations and other available liquidity.

» We were pleased to declare a distribution for April 2020 of $0.04098 per share (less, in the case of Class T shares, the per share distribution and shareholder servicing fees that are payable with respect to the Class T shares), which equates to the same daily distribution rate and monthly distribution payments as Q1 2020.
» Additionally, on May 1, 2020, we announced that the Board amended CCIT III’s share redemption program and distribution reinvestment plan so that either plan may be suspended by the Board without delay at any time if the Board believes the action to be in the best interests of CCIT III and its shareholders, allowing us to react quickly to changing economic circumstances.
Valuation Timing
» We believe it is appropriate to value CCIT III’s assets on a quarterly instead of annual basis during this time to help ensure that CCIT III’s share redemption program and distribution reinvestment plan are based on current values. We have engaged a third-party valuation firm to assess the value of CCIT III’s assets and liabilities quarterly until economic conditions stabilize.

While the full effects of the pandemic are unclear, we are committed to leaving no stone unturned managing CCIT III in a manner that will provide the greatest benefit to you, our valued shareholders. Shareholders can view all of CCIT III's communications and other disclosures that have been filed with the SEC by visiting www.cimgroup.com and clicking on “Investment Strategies,” then “Managed REIT Corporate Governance”. If you have any questions, please contact your financial advisor or the CIM Shareholder Relations team at 866.907.2653. We wish good health and safety for you and your family.

Sincerely,

Richard Ressler
Chairman of the Board of Directors, Chief Executive Officer and President
Cole Office & Industrial REIT (CCIT III), Inc.
Co-Founder and Principal, CIM Group

CIM GROUP 2398 EAST CAMELBACK ROAD, 4TH FLOOR, PHOENIX ARIZONA 85016 PH 866.341.2653 FX 602.801.2736 CIMGROUP.COM
SECURITIES DISTRIBUTED BY AFFILIATE BROKER - DEALER : CCO CAPITAL , LLC , MEMBER FINRA / SIPC